Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Sky Financial Group, Inc. on Form S-8, of our report dated May 16, 2003, on Metropolitan Bank and Trust Company 401(k) Plan’s financial statements included in the Annual Report on Form 11-K of Metropolitan Bank and Trust Company 401(k) Plan. for the year ended December 31, 2002.

/S/ CROWE CHIZEK AND COMPANY LLC

Crowe Chizek and Company LLC

Columbus, Ohio

September 10, 2003